Exhibit 99.1

Gladstone Investment Announces Retirement of Chief Operating Officer Terry Lee Brubaker

MCLEAN, VA, November 15, 2024– Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) announced that Terry Lee Brubaker will be retiring as Chief Operating Officer of the Company effective December 2, 2024. Mr. Brubaker is also retiring as director and executive officer of Gladstone Management Corporation, the Company’s investment adviser, and as a member of the board of managers and an executive officer of Gladstone Administration, LLC, the Company’s administrator, also effective December 2, 2024. Following Mr. Brubaker’s departure, Michael LiCalsi, the Company’s General Counsel and Secretary, who also serves as Gladstone Administration’s President, General Counsel and Secretary, will assume certain additional operational responsibilities while Gladstone Management will conduct a national search for a Chief Investment Officer to fill Mr. Brubaker’s investment committee responsibilities.

Chairman and Chief Executive Officer, David Gladstone, stated, “Terry has been an integral part of the Gladstone family since inception. His tenure at Gladstone has been marked by remarkable growth and steadfast dedication. Terry’s commitment to our funds and our shareholders will be missed.”

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.